Exhibit 10.0

AMENDMENT NO. 1 TO MBIA INC. 2005 OMNIBUS INCENTIVE PLAN, EFFECTIVE NOVEMBER 8, 2006

Pursuant to and in accordance with Section 10 of the MBIA Inc. 2005 Omnibus Incentive Plan (the “Plan”), the Compensation & Organization Committee adopted the following amendments to the Plan on November 8, 2006:

1.	The definition of Retirement in Section 2(a) of the Plan was amended to read, in its entirety:

“Retirement” means, a termination of the Participant’s employment at or after (i) the Participant (A) reaches age 55 and (B) has completed at least five years of service or (ii) the attainment of such other age not less than 50, and the completion of such number of years of service, as the Committee shall determine with respect to any Participant or to any Award, whether at or after grant.”

2. Section 5(j) of the Plan was amended to include the following Section 5(j)(iii), which Section 5(j)(iii) now reads in its entirety:

“Retirement Termination. With respect to Performance Shares and Performance Units granted on or after November 8, 2006, except as otherwise determined by the Committee at the time the Award is granted and set forth in the Award Agreement covering such Performance Shares or Performance Units, a Participant’s Performance Shares and Performance Units shall continue to be earned and paid in accordance with their terms for a period of up to five years (or such lesser period as the Committee may specify at grant) following the Participant’s Retirement and, notwithstanding any contrary provision in this Plan or Award Agreement related to termination of employment (other than Retirement), a Participant shall be deemed to continue employment with the Company for an additional five years (or such lesser period as the Committee may specify at or after grant) following the Participant’s Retirement.”

3. Section 6(e) of the Plan was amended to include the following Section 6(e)(iii), which Section 6(e)(iii) now reads in its entirety:

“Retirement Termination. With respect to Restricted Stock and Restricted Stock Units granted on or after November 8, 2006, except as otherwise determined by the Committee at the time the Award is granted and set forth in the Award Agreement covering such Restricted Stock or Restricted Stock Units and, notwithstanding any contrary provision in this Plan or Award Agreement related to termination of employment (other than Retirement), upon a Participant’s Retirement, restrictions on the shares of Restricted Stock and Restricted Stock Units granted under the Plan shall lapse to the extent such restrictions would have lapsed had the Participant remained in the Company’s employ for an additional five years (or such lesser period as the Committee may specify at or after grant) following Retirement.”

4. Section 7(e) of the Plan was amended to include the following Section 7(e)(iii), which Section 7(e)(iii) now reads in its entirety:

“Retirement Termination. With respect to Options granted on or after November 8, 2006, except as otherwise determined by the Committee at the time the Award is granted and set forth in the Award Agreement covering such Options and, notwithstanding any contrary provision in this Plan or Award Agreement related to termination of employment (other than Retirement), upon a Participant’s Retirement, Options granted under the Plan shall continue to become exercisable in accordance with Section 7(b) of the Plan as if such Participant remained in the Company’s employ for an additional five years (or such lesser period as the Committee may specify at or after grant) following Retirement, and shall remain exercisable until the earlier of (A) the fifth anniversary (or such lesser period as the Committee may specify at or after grant) of the Participant’s Retirement and (B) the date on which the Options otherwise expires in accordance with its stated term.”